Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-17721, 333-72339, 333-72953, 333-58456 and 333-91212) of Closure Medical Corporation of our report dated March 2, 2004 relating to the financial statements, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Raleigh, North Carolina

March 12, 2004